UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2020

Intelsat S.A.

(Exact Name Of Registrant As Specified In Its Charter)

Grand Duchy of Luxembourg	001-35878	98-1009418
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 rue Albert Borschette

Luxembourg

Grand Duchy of Luxembourg

L-1246

(Address of principal executive offices)

+352 27-84-1600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Shares, nominal value $0.01 per share	I	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Following extensive consultation with the legal and compensation advisors of Intelsat S.A. (the “Company”), the compensation committee of the Company’s board of directors (the “Compensation Committee”) determined that continued reliance on the Company’s typical performance metrics would be ineffective at driving performance and retaining executives and employees and took a number of actions in order to ensure stability and continuity, at all levels, during a critical time for the Company.

For the executive officers, the Compensation Committee eliminated the existing short- and long-term incentive arrangements for 2020 and, effective as of April 30, 2020, entered into new retention and performance-based incentive arrangements. Under the retention bonus arrangement, on or about May 6, 2020, each of our named executive officers will be paid a retention bonus in an amount equal to the sum of (i) 100% of his or her base salary (at the rates of $1,050,000, $650,000, $530,000, $440,000 and $425,250 for Mr. Spengler, Mr. Tolley, Ms. Bryan, Mr. Halawi and Mr. DeMarco, respectively), (ii) 18% of the sum of his or her target annual incentive amount (equal to 140% of base salary for Mr. Spengler, 100% of base salary for Mr. Tolley, 95% of base salary for Ms. Bryan and 80% of base salary for each other named executive officer) and target long-term incentive amount (equal to 400% of base salary for Mr. Spengler, 300% of base salary for Mr. Tolley, 295% of base salary for Ms. Bryan and 250% of base salary for each other named executive officer) for calendar year 2020, and (iii) in the case of each of Mr. Tolley and Ms. Bryan, who are subject to an extended-length clawback (described below), $500,000, which amount accounts for the consolidation of their existing retention agreements with those newly implemented by the Company and is intended to compensate them for their enhanced duties and responsibilities in connection with the Company’s significant restructuring efforts to recapitalize its balance sheet. These retention bonuses are in lieu of all existing retention bonuses payable to the Company’s named executive officers. Importantly, each named executive officer’s retention bonus is subject to a clawback, whereby he or she would have to repay the after-tax value of the unvested portion of the retention bonus if he or she resigns without “good reason” or is terminated by the Company for “cause” (each as defined and described his or her employment agreement) prior to the last vesting date. Each named executive officer (other than Mr. Tolley and Ms. Bryan) will vest in 50% of the retention bonus on October 31, 2020 and the remaining 50% of the retention bonus on April 30, 2021. Each of Mr. Tolley and Ms. Bryan will vest in 33 1/3% of the retention bonus on each of October 31, 2020, April 30, 2021, and October 31, 2021. The performance-based incentive arrangement, which represents the majority of each named executive officer’s target annual compensation, consistent with our pay-for-performance philosophy, provides the opportunity to receive a quarterly cash incentive payment for each of the second, third and fourth quarters of calendar year 2020 (with each named executive officer’s target aggregate opportunity for all three quarters equal to 82% of the sum of his or her target annual incentive amount and target long-term incentive amount, as such targets are described above), based upon achievement of objective performance criteria to be established by the Compensation Committee. The Compensation Committee will establish meaningful, objective performance criteria as soon as possible given the unprecedented economic environment caused by the ongoing COVID-19 pandemic.

In making changes to the existing compensation structure for the broader employee population, the Compensation Committee acknowledged that the significant uncertainty as to whether existing incentive targets could be achieved was posing a significant distraction for employees and pivoting to a retention-based structure was essential to keep employees engaged and focused on the tasks necessary to move the Company forward in achieving both immediate and long-term goals. For the Company’s non-sales employees, the Compensation Committee replaced the existing short- and long-term incentive arrangements for 2020 with a quarterly cash retention plan, the “Valued Employee Retention Plan,” which provides for quarterly cash retention payments, subject to continuous employment with the Company. For the Company’s sales employees, the Compensation Committee maintained the existing Sales Incentive Program but modified the terms to provide for a minimum guaranteed payout, thereby providing an element of stability for our sales employees who are tasked with dealing with an increasingly challenging sales landscape. We believe all of the foregoing changes will be instrumental in preserving our workforce.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit No.	Description

10.1	2020 Key Employee Incentive Plan

10.2	Form of Retention Agreement

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELSAT S.A.

Date: May 1, 2020	By:	/s/ Michelle Bryan
	Name:	Michelle Bryan
	Title:	Executive Vice President, General Counsel, Chief Administrative Officer and Secretary